EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Advantego Corporation on Form S-1 whereby Tangiers Investment Group, LLC and certain shareholders of the Company propose to sell shares of the Company's common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart

Denver, Colorado
July 31, 2018